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                             G.T. INVESTMENT FUNDS, INC.
                  AMENDED MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

     G.T. Investment Funds, Inc. ("Trust") hereby adopts this Amended Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") on behalf of its current series, GT Global Health Care Fund, GT Global Telecommunications Fund, GT Global Financial Services Fund, GT Global Infrastructure Fund, GT Global Natural Resources Fund, GT Global Consumer Products and Services Fund, GT Global Latin America Growth Fund, GT Global Emerging Markets Fund, GT Global Growth & Income, GT Global Government Income Fund, GT Global Strategic Income Fund, GT Global High Income Fund, GT Global Developing Markets Fund, and any series that may commence operations in the future (referred to hereinafter as the "Funds").


A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED
     1. CLASS A SHARES. Class A shares of the Funds are sold to the general public subject to an initial sales charge of up to 4.75% of the public offering price. The initial sales charge is waived for certain eligible purchasers and reduced or waived for certain large volume purchases, all as set forth in the prospectus of the Trust.

     Class A shares of the Funds are subject to a "service" fee at the annualized rate of up to 0.25% of the average daily net assets for the Funds' Class A shares. Class A shares of the Funds also are subject to a "distribution" fee at the annualized rate of up to 0.50% of the average daily net assets for the Funds' Class A shares, less any amounts paid by the Funds as the aforementioned service fee. Such fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class A shares of the Funds that are purchased without an initial sales charge due to the sales charge waiver for purchases of $500,000 or more are subject to a contingent deferred sales charge ("CDSC") on redemptions of shares made within one year after the date of purchase. The Class A CDSC is equal to 1% of the lower of (i) the original purchase price, or (ii) the net asset value of the shares at the time of redemption. Class A shares that are redeemed will not be subject to a CDSC to the extent that the value of such shares represents:
(i) reinvestment of dividends or other distributions, or (ii) Class A shares redeemed one year or more after their purchase. Class A shares purchased in amounts of at least $500,000 without a sales charge may be exchanged for Class A shares of another GT Global Mutual Fund (other than GT Global Dollar Fund) without the imposition of a CDSC, although the CDSC will apply to the redemption of the shares acquired through an exchange.

     2. CLASS B SHARES. Class B shares of the Funds are sold to the general public without imposition of an initial sales charge; however, a CDSC is imposed on certain redemptions of Class B shares. The maximum CDSC for Class B shares is equal to 5% of the

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lesser of the original purchase price or the net asset value of the shares at the time of redemption. The CDSC is waived for certain exchanges and redemptions.

     Class B shares that are redeemed will not be subject to a CDSC to the extent that the value of such shares represents: (i) reinvestment of dividends or other distributions, or (ii) shares redeemed more than six years after their purchase.

     Class B shares are subject to a service fee at the annualized rate of up to 0.25% of the average daily net assets of the Class B shares of the Funds and a distribution fee at the annualized rate of up to 0.75% of the average daily net assets of the Funds' Class B shares. Such fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     Class B shares automatically will convert to Class A shares as of the close of business on the last business day of the month in which the seventh anniversary of the initial issuance of such Class B shares occurs. For purposes of calculating the holding period required for conversion of Class B shares, the initial issuance date is (i) the date on which such Class B shares were issued; or (ii) for Class B shares obtained through an exchange, or a series of exchanges, the date on which the original Class B shares were issued. The conversion would be effected at the relative net asset value per share of each class. At the time of conversion, a portion of Class B shares owned as a result of reinvestment of dividends or other distributions ("Dividend Shares") also would convert to Class A shares. The portion of Dividend Shares that would convert would be determined by the ratio of converting Class B non-Dividend Shares to the total Class B non-Dividend Shares held by the shareholder.

     3. CLASS C SHARES. Class C shares of the Funds are sold to the general public without imposition of an initial sales charge; however, a CDSC equal to 1% of the lesser of the original purchase price or the net asset value of the shares at the time of redemption is imposed on certain redemptions of Class C shares made within one year of purchase. Class C shares that are redeemed will not be subject to a CDSC to the extent that the value of such shares represents:
(i) reinvestment of dividends or other distributions, or (ii) shares redeemed more than one year after their purchase.

     Class C shares are subject to a service fee at the annualized rate of up to 0.25% of the average daily net assets of the Class C shares of the Funds and a distribution fee at the annualized rate of up to 0.75% of the average daily net assets of the Funds' Class C shares. Such fees are paid pursuant to a plan of distribution adopted in accordance with Rule 12b-1 under the 1940 Act.

     4. ADVISOR CLASS SHARES. Advisor Class shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees. Advisor


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Class shares of the Funds are offered only to such investors as are eligible to purchase Advisor Class shares as described in the prospectuses of the Trust.


B.   EXPENSE ALLOCATIONS OF EACH CLASS
     Certain expenses may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

     In addition to the service and distribution fees described above, each Class also could pay a different amount of the following other expenses:

          (1) transfer agent fees identified as being attributable to a specific Class of shares;

          (2) stationary, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific Class of shares;

          (3)  Blue Sky fees incurred by a specific Class of shares;

          (4)  SEC registration fees incurred by a specific Class of shares;

          (5) expenses of administrative personnel and services as required to support the shareholders of a specific Class of shares;

          (6) Trustees' fees or expenses incurred as a result of issues relating to a specific Class of shares;

          (7) accounting expenses relating solely to a specific Class of shares;

          (8) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific Class of shares; and

          (9) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares.


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C.   EXCHANGE PRIVILEGES
     Class A shares of any Fund may be exchanged only for Class A shares of other GT Global Mutual Funds, as listed in the Funds' Prospectus. Class B shares of any Fund may be exchanged only for Class B shares of other GT Global Mutual Funds, as listed in the Funds' Prospectus. Class C shares of any Fund may be exchanged only for Class C shares of other GT Global Mutual Funds, as listed in the Funds' Prospectus. Advisor Class shares of any Fund may be exchanged only for Advisor Class shares of other GT Global Mutual Funds, as listed in the Funds' Prospectus.

     This exchange privilege is available only in those jurisdictions where the sale of GT Global Mutual Fund shares to be acquired may be legally made. The terms of the exchange privileges may be modified at any time, on sixty days' prior written notice to shareholders.


D.   ADDITIONAL INFORMATION
     The prospectus for the Funds contains additional information about the Classes and the Funds' multiple class structure. This Amended Multiple Class Plan is subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan.


E.   DATE OF EFFECTIVENESS

     This Amended Multiple Class Plan will become effective on January 13, 1998. Before any material amendment of this Amended Multiple Class Plan, a majority of the Trustees of the Trust, and a majority of the Trustees who are not interested persons of the Trust, shall find that the plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each Class individually and the Trust as a whole.


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